                                                                    EXHIBIT 99.1

                                      NEWS
                              FOR IMMEDIATE RELEASE

                    GULFTERRA ENERGY PARTNERS REPORTS RECORD
                        NET INCOME AND CASH FLOW FOR 2003

HOUSTON, TEXAS, FEBRUARY 19, 2004--GulfTerra Energy Partners, L.P. (NYSE:GTM) reported net income for 2003 of $163.1 million ($1.32 per unit) compared with $97.7 million ($0.92 per unit) for the same period in 2002. Net income for 2003 and 2002 included charges of $36.9 million ($0.62 per unit) and $2.4 million ($0.05 per unit), respectively; related to the early retirement of debt. Excluding these charges, net income would have been $200.0 million ($1.94 per unit) in 2003, up 100 percent compared with $100.1 million ($0.97 per unit) in 2002. EBITDA, as defined in the Disclosure of Non-GAAP Financial Measures section below, increased 63 percent to $435.1 million for the full year 2003 compared with $266.8 million in 2002. Full-year 2003 cash flow from operating activities was $269.4 million versus $176.0 million for 2002.

For the fourth quarter of 2003, net income was $11.4 million (($0.13) per unit) compared with $26.0 million ($0.20 per unit) in the fourth quarter of 2002. Fourth quarter net income for 2003 and 2002 included charges of $31.9 million and $2.4 million, respectively, related to the early retirement of debt. Excluding these charges, net income for the fourth quarter of 2003 would have been $43.3 million ($0.32 per unit), up 52 percent from $28.4 million ($0.25 per unit) for the same period in 2002. EBITDA was $97.7 million, up 25 percent from $78.4 million in the fourth quarter of 2002. Fourth quarter 2003 cash flow from operating activities was $60.0 million compared with $37.5 million in the fourth quarter of 2002.

In 2003, several factors led to the partnership's improved performance over the prior year, including a full year of contributions from the San Juan Basin and Texas-New Mexico assets acquired in 2002, contributions from new offshore projects placed in service during 2003, a full-year contribution from the expansion of our Petal natural gas storage facility, and favorable commodity pricing that improved throughput and margins in our natural gas pipelines and plants segment. The non-recurring charges resulted from the payment of redemption premiums and the write-off of unamortized debt issuance costs, premiums and discounts for the early retirement of bond debt, and the refinancing of our acquisition and term loan B facilities. These debt redemption activities are expected to result in interest savings and a lower cost of capital.

"GulfTerra Energy Partners had a number of significant accomplishments in the past year, marking another record year of earnings," said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. "Highlights for 2003 included strong base business performance in the San Juan Basin, Texas, and Gulf of Mexico; continued progress on our greenfield projects serving the deepwater trend of the Gulf of Mexico; implementation of corporate governance initiatives and continued balance sheet improvement through our increased capitalization and debt redemption initiatives. Our success culminated in the announced merger with Enterprise Products Partners. We look forward to completing the merger with Enterprise in the second half of 2004."

Regarding our 2004 business objectives, GulfTerra anticipates the partnership will:

         o Increase EBITDA to $460-470 million and net income to $230-246 million based on organic growth in current assets and announced projects

         o Remain on track with Gulf of Mexico deepwater trend platform and pipeline projects including Marco Polo, Cameron Highway, and Phoenix

         o        Spend approximately $100-105 million in expansion capital

         o Spend approximately $50-55 million in sustaining capital (including well ties, pipeline integrity, and maintenance capital)

         o        Maintain a debt-to-total-capital level of less than 60 percent

On January 21, 2004, GulfTerra declared a cash distribution of $0.71 per common unit paid on February 13, 2004 to unitholders of record at the close of business on January 30, 2004. This distribution covers the period from October 1, 2003 through December 31, 2003 and represents a 5.2-percent increase over that of the fourth quarter of 2002.

SEGMENT RESULTS

The Natural Gas Pipelines and Plants segment generated EBITDA in 2003 of $311.2 million, an 86-percent increase from the $167.2 million generated during the same period a year ago. Fourth quarter 2003 EBITDA was $75.0 million, compared with $55.4 million for the 2002 fourth quarter. Volumes averaged 7,685 thousand dekatherms per day (Mdth/d) in 2003 compared with 5,302 Mdth/d in 2002. For the fourth quarter of 2003, volumes averaged 7,564 Mdth/d compared with 6,501 Mdth/d in the 2002 fourth quarter. The increase over the 2002 results was primarily due to the San Juan assets acquired in November 2002 and the Texas-New Mexico assets acquired in April 2002. Additionally, contributions from the San Juan and Permian processing facilities continue to be favorably influenced by higher natural gas liquids (NGL) prices.

The Oil and NGL Logistics segment, which includes the partnership's oil pipelines and NGL assets, generated EBITDA of $59.1 million in 2003 versus $43.4 million in 2002. Fourth quarter 2003 EBITDA was $7.8 million compared with $9.4 million in the 2002 fourth quarter. Operating volumes were 260,840 barrels per day (Bbls/d) in 2003 compared with 226,353 Bbls/d in 2002. For the fourth quarter of 2003, volumes averaged 248,718 Bbls/d compared with 214,308 Bbls/d in the 2002 fourth quarter. The increase in volumes for the 2003 period reflects contributions from the Typhoon oil pipeline and certain South Texas NGL assets acquired in 2002, offset by lower distributions from the partnership's 36-percent owned Poseidon oil pipeline. Additionally, GTM's Texas NGL fractionation and transportation facilities experienced lower volumes due to a poor industry-wide processing environment during 2003 which resulted in additional conditioning and ethane re-injection at the South Texas plants.

The Natural Gas Storage segment reported EBITDA of $29.6 million in 2003, up more than 78 percent from $16.6 million in 2002. EBITDA for the fourth quarter of 2003 was $7.0 million compared with $6.4 million in the 2002 fourth quarter. This increase was a result of the expansion of the Petal natural gas storage facilities. The expanded facility is contracted under a 20-year firm storage agreement with Southern Company.

The Platform Services segment EBITDA was $20.2 million in 2003 compared with $29.3 million in 2002. The decrease was attributable to the sale of the Prince platform in 2002 and reduced demand fees on certain platforms offset by the contribution of the Falcon Nest platform, which became operational in March 2003. Segment EBITDA was $4.8 million for the fourth quarter of 2003 compared with fourth quarter 2002 EBITDA of $4.4 million. The Marco Polo platform was installed during the first quarter of 2004 and first production is expected mid-2004.

Other EBITDA in 2003 was $15.0 million compared with $10.3 million in 2002. For the fourth quarter of 2003, Other EBITDA was $3.1 million compared with $2.8 million in the 2002 quarter. Other EBITDA included quarterly payments from El Paso Corporation related to the partnership's asset sales in 2001. GulfTerra will receive a final quarterly payment of $2.0 million from El Paso Corporation in the first quarter of 2004. In addition, Other activities consist of the partnership's oil and natural gas production activities, which we continue to de-emphasize.

GulfTerra's 2003 distribution coverage ratio, calculated by dividing distributable cash flow (defined as EBITDA less interest and sustaining capital expenditures) by our cash distribution to unitholders, was 1.07x. At year-end, total capital amounted to $3.1 billion, consisting of $1.8 billion of debt (59 percent) and partners' capitalization of $1.3 billion. Cash and cash equivalents were $30.4 million at the end of 2003.

CONFERENCE CALL

GulfTerra has scheduled a conference call and live webcast to discuss its financial results on Thursday, February 19, 2004, at 11:30 a.m. Eastern Time. To participate in the conference call, please dial (973) 935-8514 ten minutes prior to the call. The webcast and presentation slides will be available online through our Web site at http://www.gulfterra.com in the Investors section. The slides will be available on the Web site thirty minutes prior to the start of the webcast. An audio replay of the call will be available through February 26, 2004 by calling (973) 341-3080 (access code 4434465). The conference call replay will also be available online through our Web site in the Investors section.

DISCLOSURE OF NON-GAAP FINANCIAL MEASURES

On March 28, 2003, Regulation G and related amendments to SEC disclosure rules became effective. The new rules cover press releases, conference calls, investor presentations, and one-on-one meetings with members of the financial community.

As a result of these new rules, we have modified the way we present certain financial measures, such as EBITDA, in our SEC filings and other communications. We believe that this release complies with both the letter and spirit of the new regulations and augments our efforts to continue to provide full and fair disclosure to investors and the financial community. We will maintain on our web site a reconciliation of all non-GAAP financial information that we disclose to the most directly comparable GAAP measures. To access the information, investors should click on the "Non-GAAP Reconciliations" link in the Investors section of our web site.

EBITDA is calculated using earnings before interest, income taxes, depreciation, and amortization, and is adjusted for cash flows from our joint ventures. We formerly referred to this measure as "Performance Cash Flows," or an asset's ability to generate income. EBITDA is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of results of operations or cash flow provided by operating activities. EBITDA is presented because we use it to evaluate operational efficiency, excluding taxes and financing costs, and we believe EBITDA provides additional information with respect to both the performance of our operations and our ability to meet future debt service, capital expenditure, and working capital requirements. We also believe that debt holders and unitholders commonly use EBITDA to analyze our performance. A reconciliation of EBITDA to net income for the periods presented is included in the tables attached to this release.

EBITDA, as presented in this release, the attached tables, and the Operating Statistics, which are also available in the Investors section of our web site at www.gulfterra.com, is calculated in the same manner as what we referred to in the past as adjusted EBITDA to allow a consistent comparison of the operating performance with that of prior periods.

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the web at www.gulfterra.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, pending merger with a subsidiary of Enterprise Partners, status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved.

Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

CONTACT
GulfTerra Energy Partners, L.P.
Andrew Cozby, Director, Investor Relations and MLP Finance
Office: (832) 676-5315
Fax: (832) 676-1671

                         GULFTERRA ENERGY PARTNERS, L.P.
           PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In millions; except per unit amounts)
                                   (Unaudited)

                                                            QUARTER ENDED                YEAR ENDED
                                                             DECEMBER 31,               DECEMBER 31,
                                                       ----------------------      ----------------------
                                                         2003          2002          2003          2002
                                                       --------      --------      --------      --------
Operating revenue (a)                                  $  190.6      $  153.0      $  871.0      $  457.3
                                                       --------      --------      --------      --------
Operating expense
  Cost of natural gas, oil and other products (a)          46.8          41.5         286.7         108.7
  Operation and maintenance                                49.2          38.6         189.7         115.2
  Depreciation, depletion and amortization                 25.1          22.2          98.8          72.1
  (Gain)/loss on sale of long-lived assets                   --           0.4         (18.7)          0.5
                                                       --------      --------      --------      --------
                                                          121.1         102.7         556.5         296.5
                                                       --------      --------      --------      --------
Operating income                                           69.5          50.3         314.5         160.8

Other income (loss)
  Earnings from unconsolidated affiliates                   1.9           3.1          11.4          13.6
  Minority interest                                         0.1            --          (0.9)           --
  Other income                                              0.2           0.4           1.2           1.6
Interest and debt expense                                 (28.4)        (25.6)       (127.9)        (81.0)
Loss due to early redemptions of debt                     (24.3)           --         (24.3)           --
Loss due to write-off of debt issuance
 costs, premiums and discounts                             (7.6)         (2.4)        (12.6)         (2.4)
                                                       --------      --------      --------      --------
Income from continuing operations                          11.4          25.8         161.4          92.6
Discontinued operations                                      --           0.2            --           5.1
Cumulative effect of accounting change                       --            --           1.7            --
                                                       --------      --------      --------      --------
Net income                                             $   11.4      $   26.0      $  163.1      $   97.7
                                                       ========      ========      ========      ========
Net income allocation

    Series B unitholders                               $     --      $    3.8      $   11.8      $   14.7
                                                       ========      ========      ========      ========
    General partner
         Continuing operations                         $   20.7      $   11.8      $   69.4      $   42.1
         Discontinued operations                             --            --            --            --
         Cumulative effect of accounting change              --            --            --            --
                                                       --------      --------      --------      --------
                                                       $   20.7      $   11.8      $   69.4      $   42.1
                                                       ========      ========      ========      ========
    Common unitholders
         Continuing operations                         $   (7.8)     $    8.7      $   65.2      $   34.3
         Discontinued operations                             --           0.2            --           5.1
         Cumulative effect of accounting change              --            --      $    1.3            --
                                                       --------      --------      --------      --------
                                                       $   (7.8)     $    8.9      $   66.5      $   39.4
                                                       ========      ========      ========      ========
    Series C unitholders (b)
         Continuing operations                         $   (1.5)     $    1.5      $   15.1      $    1.5
         Cumulative effect of accounting change              --            --      $    0.3            --
                                                       --------      --------      --------      --------
                                                       $   (1.5)     $    1.5      $   15.4      $    1.5
                                                       ========      ========      ========      ========
Basic net income per common unit
    Income from continuing operations                  $  (0.14)     $   0.20      $   1.30      $   0.80
    Discontinued operations                                  --            --            --          0.12
    Cumulative effect of accounting change                   --            --          0.03            --
                                                       --------      --------      --------      --------
    Net income                                         $  (0.14)     $   0.20      $   1.33      $   0.92
                                                       ========      ========      ========      ========
Diluted net income per common unit
    Income from continuing operations                  $  (0.13)     $   0.20      $   1.30      $   0.80
    Discontinued operations                                  --            --            --          0.12
    Cumulative effect of accounting change                   --            --          0.02            --
                                                       --------      --------      --------      --------
    Net income                                         $  (0.13)     $   0.20      $   1.32      $   0.92
                                                       ========      ========      ========      ========
Basic average number of common units outstanding           57.6          44.1          50.0          42.8
                                                       ========      ========      ========      ========
Diluted average number of common units outstanding         57.9          44.1          50.2          42.8
                                                       ========      ========      ========      ========
Distributions declared per common unit                 $  0.710      $  0.675      $   2.76      $   2.60
                                                       ========      ========      ========      ========

----------

(a) Since November 2002 when we acquired the Typhoon Oil Pipeline, we have recognized revenue attributable to it using the "gross" method, which means we record as "revenues" all oil that we purchase from our customers at an index price less an amount that compensates us for our service and we record as "cost of oil" that same oil which we resell to those customers at the index price. We believe that a "net" presentation is more appropriate than a "gross" presentation and is consistent with how we evaluate the performance of the Typhoon Oil Pipeline. Based on our review of the accounting literature, we believe that generally accepted accounting principles permit us to use the "net" method, and accordingly we have presented the results of Typhoon Oil "net" for all periods. This change does not affect operating income or net income.

         Using the gross method, fourth quarter and year ended 2003 revenues would have been $278.9 million and $1,151.6 million; cost of oil would have been $135.1 million and $567.3 million. Fourth quarter and year ended 2002 revenues would have been $163.6 million and $467.9 million; cost of oil would have been $52.1 million and $119.3 million.

(b) Net income is allocated to the Series C units on an equal basis as the common units.

                         GULFTERRA ENERGY PARTNERS, L.P.
                PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION
                                  (In millions)
                                   (Unaudited)

                                                DECEMBER 31,     DECEMBER 31,
                                                   2003              2002
                                                ------------     ------------
ASSETS

Current assets
  Cash and cash equivalents                     $       30.4     $       36.1
  Accounts and notes receivable, net                   175.1            240.4
  Other                                                 20.6              3.5
                                                ------------     ------------
    Total current assets                               226.1            280.0

Property, plant and equipment, net                   2,880.9          2,724.9
Investments in unconsolidated affiliates               158.6             78.9
Other noncurrent assets                                 42.4             47.1
                                                ------------     ------------
    Total assets                                $    3,308.0     $    3,130.9
                                                ============     ============

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
  Accounts payable                              $      168.1     $      212.9
  Current maturities of long term debt                   3.0              5.0
  Other                                                 38.3             36.2
                                                ------------     ------------
    Total current liabilities                          209.4            254.1

Credit facilities                                      679.0          1,043.5
Long-term debt                                       1,129.8            857.8
Other noncurrent liabilities                            35.4             23.7
                                                ------------     ------------
    Total liabilities                                2,053.6          2,179.1
                                                ------------     ------------
Minority interest                                        1.8              1.9

Partners' capital                                    1,252.6            949.9
                                                ------------     ------------
    Total liabilities and partners' capital     $    3,308.0     $    3,130.9
                                                ============     ============

                         GULFTERRA ENERGY PARTNERS, L.P.
                  PRELIMINARY SUMMARIZED CASH FLOWS INFORMATION
                                  (In millions)
                                   (Unaudited)

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                       ------------------------
                                                         2003            2002
                                                       ---------      ---------
Cash flows from operating activities

  Net income                                           $   163.1      $    97.7
  Cumulative effect of accounting change                    (1.7)            --
  Income from discontinued operations                         --           (5.1)

  Adjustments to reconcile net income to net
   cash provided by operating activities                   104.4           88.1
  Working and non-working capital changes                    3.6           (9.9)
                                                       ---------      ---------
    Net cash provided by continuing operations             269.4          170.8
    Net cash provided by discontinued operations              --            5.2
                                                       ---------      ---------
      Net cash provided by operating activities            269.4          176.0
                                                       ---------      ---------
Cash flows from investing activities

    Net cash used in investing activities of
     continuing operations                                (288.5)      (1,401.9)
    Net cash provided by investing activities
     of discontinued operations                               --          186.5
                                                       ---------      ---------
      Net cash used in investing activities               (288.5)      (1,215.4)
                                                       ---------      ---------

Cash flows from financing activities

    Net cash provided by financing activities
     of continuing operations                               13.4        1,062.4
    Net cash used in financing activities of
     discontinued operations                                  --             --
                                                       ---------      ---------
      Net cash provided by financing activities             13.4        1,062.4
                                                       ---------      ---------
  Increase (decrease) in cash and cash equivalents          (5.7)          23.0
  Cash and cash equivalents at beginning of period          36.1           13.1
                                                       ---------      ---------
      Cash and cash equivalents at end of period       $    30.4      $    36.1
                                                       =========      =========

                         GULFTERRA ENERGY PARTNERS, L.P.
                     RECONCILIATION OF EBITDA TO NET INCOME
                                  (In millions)
                                   (Unaudited)

 QUARTER ENDED DECEMBER 31, 2003

                                                       Natural Gas                   Natural
                                                      Pipelines and  Oil and NGL       Gas         Platform
                                                         Plants       Logistics      Storage       Services     Other    Total
                                                      -------------  ------------  ------------  ------------  -------  -------
Net Income                                                                                                              $  11.4
Plus: Interest and debt expense                                                                                            28.4
      Loss due to write-off of debt issuance costs                                                                          7.6
      Loss due to early redemptions of debt                                                                                24.3
Earnings excluding interest and debt expense          $        57.2  $        7.3  $        4.1  $        3.5  $  (0.4)    71.7
Plus: Depreciation, Depletion and Amortization                 17.9           1.7           2.9           1.3      1.3     25.1
      Cash Distributions in Excess of Earnings from
        Unconsolidated Affiliates                                --          (1.2)           --            --       --     (1.2)
      Minority interest expense                                (0.1)           --            --            --       --     (0.1)
      Net cash payment received from El Paso
       Corporation                                               --            --            --            --      2.2      2.2
                                                      -------------  ------------  ------------  ------------  -------  -------
EBITDA                                                $        75.0  $        7.8  $        7.0  $        4.8  $   3.1  $  97.7
                                                      =============  ============  ============  ============  =======  =======


 QUARTER ENDED DECEMBER 31, 2002

                                                       Natural Gas                   Natural
                                                      Pipelines and  Oil and NGL       Gas         Platform
                                                         Plants       Logistics      Storage       Services     Other    Total
                                                      -------------  ------------  ------------  ------------  -------  -------
Net Income                                                                                                              $  26.0
Plus: Interest and debt expense                                                                                            25.6
      Loss due to write-off of debt issuance costs                                                                          2.4
Less: Income from discontinued operations                                                                                  (0.2)
Earnings excluding interest and debt expense          $        41.5  $        7.6  $        3.5  $        3.3  $  (2.1)    53.8
Plus: Depreciation, Depletion and Amortization                 13.5           2.0           2.9           1.1      2.7     22.2
      Cash Distributions in Excess of Earnings from
        Unconsolidated Affiliates                               1.8          (0.2)            -             -        -      1.6
      Minority Interest Expense                                   -             -             -             -        -        -
      Net cash payment received from El Paso
       Corporation                                                -             -             -             -      2.0      2.0
      Discontinued operations of Prince facilities                -             -             -             -      0.2      0.2
      Non-cash hedge (gain)/loss                               (1.4)            -             -             -        -     (1.4)
                                                      -------------  ------------  ------------  ------------  -------  -------
EBITDA                                                $        55.4  $        9.4  $        6.4  $        4.4  $   2.8  $  78.4
                                                      =============  ============  ============  ============  =======  =======


 YEAR ENDED DECEMBER 31, 2003

                                                       Natural Gas                   Natural
                                                      Pipelines and  Oil and NGL       Gas         Platform
                                                         Plants       Logistics      Storage       Services     Other    Total
                                                      -------------  ------------  ------------  ------------  -------  -------
Net Income                                                                                                              $ 163.1
Plus: Interest and debt expense                                                                                           127.9
      Loss due to write-off of debt issuance costs                                                                         12.6
      Loss due to early redemptions of debt                                                                                24.3
Less: Cumulative effect of accounting change                                                                               (1.7)
Earnings excluding interest and debt expense          $       241.4  $       49.9  $       17.9  $       14.9  $   2.1    326.2
Plus: Depreciation, Depletion and Amortization                 68.7           8.6          11.7           5.3      4.5     98.8
      Cash Distributions in Excess of Earnings from
        Unconsolidated Affiliates                               1.1           0.6          (0.9)            -        -      0.8
      Minority interest expense                                   -             -           0.9             -        -      0.9
      Net cash payment received from El Paso
        Corporation                                               -             -             -             -      8.4      8.4
                                                      -------------  ------------  ------------  ------------  -------  -------
EBITDA                                                $       311.2  $       59.1  $       29.6  $       20.2  $  15.0  $ 435.1
                                                      =============  ============  ============  ============  =======  =======


 YEAR ENDED DECEMBER 31, 2002

                                                       Natural Gas                   Natural
                                                      Pipelines and  Oil and NGL       Gas         Platform
                                                         Plants       Logistics      Storage       Services     Other    Total
                                                      -------------  ------------  ------------  ------------  -------  -------

Net Income                                                                                                              $  97.7
Plus: Interest and debt expense                                                                                            81.0
      Loss due to write-off of debt issuance costs                                                                          2.4
Less: Income from discontinued operations                                                                                  (5.1)
Earnings excluding interest and debt expense          $       121.3  $       34.5  $        8.1  $       18.9  $  (6.8)   176.0
Plus: Depreciation, Depletion and Amortization                 44.5           6.5           8.5           4.2      8.4     72.1
      Cash Distributions in Excess of Earnings from
        Unconsolidated Affiliates                               1.8           2.4             -             -        -      4.2
      Minority Interest Income                                    -             -             -             -        -        -
      Net cash payment received from El Paso
        Corporation                                               -             -             -             -      7.7      7.7
      Discontinued operations of Prince facilities                -             -             -           6.2      1.0      7.2
      Non-cash hedge (gain)/loss                               (0.4)            -             -             -        -     (0.4)
                                                      -------------  ------------  ------------  ------------  -------  -------
EBITDA                                                $       167.2  $       43.4  $       16.6  $       29.3  $  10.3  $ 266.8
                                                      =============  ============  ============  ============  =======  =======